                                                                Exhibit 3(ii)(b)


                        R. R. DONNELLEY & SONS COMPANY
                             AMENDMENT TO BY-LAWS
                           ADOPTED NOVEMBER 7, 1996

RESOLVED, that Section 3.2 of the Company's By-Laws be and hereby is amended, effective immediately, to delete the first sentence thereof and substitute the following therefor:

     "The number of Directors which shall constitute the whole Board shall be twelve (12) of whom four (4) shall be Directors of the First Class, four
     (4) shall be Directors of the Second Class and four (4) shall be Directors of the Third Class."